Pricing Supplement dated August 23, 2004                          Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                  File No. 333-108464
Prospectus Supplement dated September 26, 2003)              Cusip No. 88319QG56



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                   Due Nine Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                   Due Nine Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Corporation


--------------------------------------------------------------------------------
Principal Amount:  $100,000,000           Interest Rate:  5.125%
Issue Price:   99.585%                    Original Issue Date :  August 26, 2004
Agent's Discount or Commission: $625,000 Stated Maturity Date: August 15, 2014 Net Proceeds to Issuer: $98,960,000.00
--------------------------------------------------------------------------------

Interest Payment Dates:
      [ ]  March 15 and September 15
      [X]  Other:   February 15 and August 15

Regular Record Dates
(if other than the last day of February and August):   February 1 and August 1

Redemption:
      [ ]  The Notes cannot be redeemed prior to the Stated Maturity Date.
      [X]  The Notes can be redeemed prior to the Stated Maturity Date.
             See Other Provisions
           Initial Redemption Date:
           Initial Redemption Percentage:            %
           Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:   [ ]   Yes    [X]  No
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:


Agent acting in the capacity as indicated below:
       [ ]    Agent      [X] Principal

The Agents named below have severally agreed to purchase from Textron Financial, and Textron Financial has agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names.


                Name                             Principal Amount of Notes
                ----                             -------------------------
Credit Suisse First Boston LLC...............             $33,334,000
Deutsche Bank Securities Inc.................              33,333,000
UBS Securities LLC ..........................              33,333,000
                                                          -----------
               Total.........................            $100,000,000

If as Principal:
       [ ] The Notes are being offered at varying  prices  related to prevailing market prices at the time of resale.
       [X] The Notes are being offered at a
           fixed  initial  public  offering  price of 99.585%  of the  Principal
           Amount.

If as Agent:

         The Notes are being offered at a fixed public offering price of _____% of the Principal Amount.

Other Provisions:

Optional Redemption

         The Notes are redeemable as a whole or in part, at the option of Textron Financial at any time, at a redemption price equal to the greater of (i) 100 percent of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points, plus, in each case, accrued interest to the date of redemption.

         "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means the U.S. Treasury security selected by the Reference Treasury Dealers or Dealer as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four but more than one such Reference Treasury Dealer Quotations, the average of all such Quotations or
(iii) or if the trustee obtains only one such Referenced Treasury Dealer Quotation, such quotation.

         "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of the principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

         "Reference Treasury Dealer" means (i) each of Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and UBS Securities LLC (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing ceases being a U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), Textron Financial may substitute another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by the trustee after consultation with Textron Financial.

         Unless Textron Financial defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

             Terms are not completed for certain items above because
                         such items are not applicable.